Registrant Name:  NICHOLAS INCOME FUND, INC.
File Number:         811-00216
Registrant CIK Number: 0000107822
Period Ended 12/31/2004

Q. 77(j) - Restatement of capital accounts at 12/31/04 will be to increase accumulated net investment income by $72,534 and decrease accumulated net realized loss by $72,534.